                                                                     EXHIBIT 4.2


                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is made this _____ day of ______________, 2004, by and between Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company ("GFCEP") and Granite Falls Bank as escrow agent (the "Escrow Agent").

                                   WITNESSETH:


         WHEREAS, GFCEP proposes to offer a minimum of $18.0 million and a maximum of $30.0 million of its membership units (the "Units") at a price of $1,000 per Unit, in minimum investment blocks of five Units in an offering in the State of Minnesota and possibly other states, made pursuant to a registration under the provisions of the Securities Act of 1933, as amended (the "Offering");


         WHEREAS, in February 2004, GFCEP filed a registration statement to register the Units with the Securities and Exchange Commission, the State of Minnesota and possibly other states;

         WHEREAS, GFCEP will allow investors in the Offering to deliver the purchase price of the subscribed Units in installments; and

         WHEREAS, GFCEP desires to comply with the requirements of the Securities Act of 1933 and of the various state regulatory statutes and regulations, and desires to protect the investors in the Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Units in the Offering if the Minimum Escrow Deposit (hereinafter defined) is not deposited with the Escrow Agent.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. ACCEPTANCE OF APPOINTMENT. Granite Falls Bank hereby agrees to act as escrow and impoundment agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.

2. ESTABLISHMENT OF ESCROW ACCOUNT. An escrow account (the "Escrow Account") is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

3. OWNERSHIP OF ESCROW ACCOUNT. Until such time as the funds deposited in the Escrow Account (the "Deposited Funds") shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by GFCEP shall not become the property of GFCEP or be subject to the debts of GFCEP or any other person but shall be held by the Escrow Agent solely for the benefit of the investors who have purchased Units in the Offering.


4. DEPOSIT OF PROCEEDS. All proceeds from sales of Units in the Offering shall be delivered by GFCEP to the Escrow Agent, within two business days of the receipt thereof from investors, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number of each person purchasing Units, the date of purchase, the number of Units purchased and the amount paid by each such purchaser. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. As the proceeds of each sale are deposited with the Escrow Agent, GFCEP shall reserve the number of Units confirmed to the purchaser thereof in connection with such sale. All such deposited proceeds are referred to herein as the "Escrow Funds."


5. INVESTMENT OF ESCROW ACCOUNT. The Escrow Funds shall be credited by Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized to deposit, transfer, hold and invest all funds received under this Agreement, including principal and interest, in an institutional money market account. Any interest received by Escrow Agent with respect to the Escrow Funds shall be paid to GFCEP on the termination of the escrow only in accordance with Section 7D below.

6. TERMINATION OF ESCROW. This Agreement and the Escrow created hereby shall be terminated on the earlier of (the "Termination Date"):

         A. Satisfaction of the Escrow terms and the release of Escrow Funds to GFCEP as provided in paragraph 7D below;

         B. The date that GFCEP advises the Escrow Agent and the Commissioner of Commerce of the State of Minnesota (the "Commissioner") in writing that GFCEP elects to abandon the Offering;

         C. August 31, 2004 (the "Funding Date"), if by such date (i) the Escrow Funds do not equal at least the Minimum Escrow Deposit and (ii) GFCEP has not advised the Escrow Agent in writing that GFCEP's members have agreed to amend GFCEP's operating agreement into the form attached as Appendix A to GFCEP's prospectus for the Offering;

         D. September 30, 2004 if by such date (the "Commitment Date"), GFCEP has not advised the Escrow Agent in writing that GFCEP has received its requisite written debt financing commitment; or



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         E. October 31, 2004 (the "Final Termination Date").

Despite the foregoing or Section 7 below, the Escrow Agent shall not return any Escrow Funds to purchasers of the Units until the Escrow Agent or GFCEP notifies the Commissioner in writing of the planned return of Escrow Funds.

7. DISPOSITION OF ESCROW FUNDS. The Escrow Agent and GFCEP shall have the following duties and obligations under this Agreement:

         A. The Escrow Agent shall send a written notice to GFCEP acknowledging the receipt (and specifying the amount) of the Deposited Funds every seven days, and at such other times as GFCEP reasonably requests.

         B. GFCEP shall give the Escrow Agent prompt written notice of GFCEP's receipt of any proceeds from a "Qualifying Bridge Loan," defined as a loan of at least $500,000 received by GFCEP on or prior to the Funding Date from a lender agreeing in writing that (i) GFCEP will repay the loan only if GFCEP sells more than $18.0 million of Units in the Offering (without counting the loan funds) and then will do so only out of debt financing proceeds described in Section 7D(3) below with those lenders' consent and (ii) as to any loan amount that GFCEP cannot repay on, or prior to, one day before the Funding Date by complying with the foregoing condition, the lender will automatically convert it one day before the Funding Date into Units in the Offering at $1,000 per Unit.

         C. The Escrow Agent shall also give GFCEP prompt written notice when the Deposited Funds equal $1.8 million, less 1/10th of the amount of any Qualifying Bridge Loan proceeds. Following receipt of such notice, GFCEP will advise the purchasers of Units to remit to the Escrow Agent the balance of their purchase price within twenty (20) days. Thereafter, Escrow Agent shall give GFCEP prompt written notice when the Deposited Funds, less 1/10th of the amount of any Qualifying Bridge Loan proceeds, total $5.0 million, $10.0 million, $15.0 million and $18.0 million.

         D. At the time (and in the event) that

               (1) the Deposited Funds shall, during the term of this Agreement, equal $18.0 million in subscription proceeds (exclusive of interest), less the total amount of any Qualifying Bridge Loan proceeds received by GFCEP as to which it has notified the Escrow Agent in writing (such resulting amount of Deposited Funds being the "Minimum Escrow Deposit"),

               (2) GFCEP has advised the Escrow Agent in writing that GFCEP's members have agreed to amend GFCEP's operating agreement into the form attached as Appendix A to GFCEP's prospectus for the Offering,



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               (3) the Escrow Agent shall have received written confirmation from GFCEP that GFCEP has obtained a written debt financing commitment from one or more lenders for an amount which, when added to the amount that GFCEP certifies in writing will be the net offering proceeds from the Offering upon disbursement of the Escrow Funds (inclusive of any Qualifying Bridge Loan proceeds received by GFCEP), will yield at least $54,775,000,

               (4) GFCEP has affirmatively elected, in writing (by notice to the Escrow Agent and the Commissioner), to terminate this Agreement and

               (5) after providing a copy of the written debt financing commitment to the Commissioner, the Escrow Agent has obtained the express written authorization of the Commissioner,

then this Agreement shall terminate, and, subject to Section 10 below, the Escrow Agent shall promptly disburse the funds on deposit, including interest, to GFCEP to be used in accordance with the provisions set out in the Registration Statement (as may be amended) which will be used in Offering the Units. GFCEP will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

         E. In the event (1) the Deposited Funds do not equal or exceed the Minimum Escrow Deposit on or before the Funding Date, (2) GFCEP does not advise the Escrow Agent in writing regarding the debt financing commitment on or before the Commitment Date, (3) GFCEP abandons the Offering in accordance with paragraph 6B or (4) Escrow Funds are still being held by Escrow Agent on the Final Termination Date, the Escrow Agent shall return to each of the purchasers of the Units in the Offering, as promptly as possible (but, as required by the Commissioner, not later than 30 days) after such Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each purchaser initially paid in on account of purchases of the Units in the Offering and (b) each purchaser's portion of the total interest earned on the Escrow Account as of the Termination Date. Computation of any purchaser's share of the net interest earned will be a weighted average based on the proportion of such purchaser's deposit in the Escrow Account from the Offering to all such purchasers' deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each purchaser's allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a purchaser pursuant to this paragraph shall be deemed to be the property of such purchaser, free and clear of any and all claims of GFCEP or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, in facto, to be cancelled without any further liability of the purchasers or any of them to pay for the Units purchased. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall be


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

completely discharged and released of any and all further responsibilities hereunder, and the Units reserved (as provided in paragraph 4) shall be released from such reservation.

8. AGREEMENT WITH ESCROW AGENT. To induce Escrow Agent to act hereunder, it is agreed by GFCEP that:

         A. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrow Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether GFCEP is complying with requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of said Units. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

         B. GFCEP hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent.

9. RESIGNATION AND REMOVAL OF ESCROW AGENT; SUCCESSORS. The Escrow Agent may resign upon thirty (30) days advance written notice to GFCEP. If a successor Escrow Agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Any commercial banking institution or trust company with which Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor Escrow Agent without further act.

10. FEES AND EXPENSES OF ESCROW AGENT. In the event the Escrow Agent disburses funds to GFCEP pursuant to Section 7D above, the Escrow Agent shall be entitled to deduct from the funds so disbursed a fee of Twenty Dollars ($20.00) per purchaser, which fees shall be paid from interest on the escrow account only and not from principal. This fee and the continued deposit of said escrow in the institutional money market account as set forth in Section 5 herein is intended as full consideration for the Escrow Agent's services as contemplated by this Agreement; PROVIDED, HOWEVER, that in the event the Escrow Agent renders any



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material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof; or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from GFCEP, but not from the escrow account.

11. CONCERNING THE COMMISSIONER. The parties further agree as follows:

         A. CONSENT OF COMMISSIONER TO RELEASE FUNDS. No funds shall be released to GFCEP hereunder except upon the express written authorization of the Commissioner. If the Commissioner finds that any conditions of this Agreement have not been satisfied, or that any provisions of the Minnesota Securities Laws or regulations have not been complied with, then the Commissioner may withhold such authorization for release of funds by the Escrow Agent to GFCEP and may direct the Escrow Agent to return the funds to the subscribers. In making a determination hereunder, the Commissioner may require from GFCEP a statement of all expenses and/or all amounts paid into the escrow, certified by an independent certified public accountant or an officer of GFCEP and any further financial or other information as the Commissioner may deem appropriate or helpful in making such determination.

         B. INSPECTION OF RECORDS. The Commissioner may, at any time, inspect the records of the Escrow Agent, insofar as they relate to this Escrow Agreement, for the purpose of determining compliance with and conformance to the provisions of this Escrow Agreement.

         C. ISSUANCE OF CERTIFICATES. Until the terms of this Agreement have been met and the funds hereunder released to GFCEP, GFCEP may not issue any certificates or other evidences of securities, except subscription agreements.

12. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Granite Falls, Minnesota, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:


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
         If to Escrow Agent:

         Granite Falls Bank
         702 Prentice Street
         P.O. Box 8
         Granite Falls, Minnesota 56241
         Fax:  (320) 564-2114

         If to GFCEP:                                           with a required copy to:

         Granite Falls Community Ethanol Plant, LLC             Messerli & Kramer P.A.
         Attn: Paul Enstad, Chairman                            150 South Fifth Street, Suite 1800
         P.O. Box 216, 2448-540th Street, Suite 1               Minneapolis, Minnesota  55402
         Granite Falls, Minnesota 56241                         Attention:  Jeffrey C. Robbins, Esq.
         Fax:  (320) 564-3190                                   Fax:  (612) 672-3777

13. GOVERNING LAW. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof.

14. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

15. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

16. FURTHER ASSURANCES. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

17. AMENDMENTS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.


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18. ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

19. SECTION HEADINGS. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.

GFCEP:                                ESCROW AGENT:

GRANITE FALLS COMMUNITY               GRANITE FALLS BANK
    ETHANOL PLANT, LLC


By                                    By
  --------------------------------         ----------------------------------
  Paul Enstad, Chairman                    Steve Lindholm, President

Accepted for filing:


----------------------------------
Minnesota Commissioner of Commerce




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